UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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SCPIE Holdings Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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Mitchell S. Karlan, M.D.

Chairman

April 9, 2004

Dear Stockholders:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of SCPIE Holdings Inc., which will be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067, on May 20, 2004, at 3:00 p.m., Pacific Time.

The business to be considered and voted upon at the meeting is explained in the accompanying Notice of Annual Meeting and Proxy Statement.

On behalf of the Board of Directors, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the meeting. Your vote is important, regardless of the number of shares you own. Returning the enclosed proxy will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

Thank you for your support of our Company.

Sincerely,

Mitchell S. Karlan, M.D.

Chairman

SCPIE HOLDINGS INC.

1888 Century Park East

Los Angeles, California 90067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2004

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) of SCPIE Holdings Inc. (the “Company”) will be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067, on May 20, 2004, at 3:00 p.m., Pacific Time, for the following purposes:

1.	To consider and vote upon the election of four directors to serve until the Annual Meeting of Stockholders in 2007 and until their successors are duly elected and qualified;

2.	To approve the SCPIE Holdings Inc. Senior Executive Incentive Bonus Plan (the “Senior Plan”); and

3.	To transact such other business as may come properly before the Annual Meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 22, 2004, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. All stockholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed proxy in the accompanying envelope. The proxy may be revoked by the person who executed it by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

By order of the Board of Directors

Joseph P. Henkes

Secretary

April 9, 2004

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED OR BY FACSIMILE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR USING THE INTERNET, AS EXPLAINED ON THE PROXY. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS OF

SCPIE HOLDINGS INC.

To Be Held On May 20, 2004

INTRODUCTION

This Proxy Statement is being furnished to the stockholders of SCPIE Holdings Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors from holders of the outstanding shares of $.0001 par value common stock of the Company (“Common Stock”), for use at the Annual Meeting of Stockholders of the Company to be held on May 20, 2004, and any adjournments thereof (the “Annual Meeting”).

The principal executive offices of the Company are located at 1888 Century Park East, Los Angeles, California 90067. The telephone number is (310) 551-5900.

This Proxy Statement is first being mailed to the Company’s stockholders on or about April 9, 2004. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy card will be borne by the Company. The 2003 Annual Report to Stockholders, including the Company’s consolidated financial statements for the year ended December 31, 2003, accompanies this Proxy Statement.

ABOUT THE MEETING

Where and when is the Annual Meeting being held?

The Annual Meeting will be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067, on May 20, 2004, at 3:00 p.m., Pacific Time.

What is the purpose of the Annual Meeting?

The Annual Meeting is being held to consider and vote upon (1) the election of four directors to serve until the Annual Meeting of Stockholders in 2007 and until their successors are duly elected and qualified and (2) the approval of the SCPIE Holdings Inc. Senior Executive Incentive Bonus Plan (the “Senior Plan”). The Company’s Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting.

At the conclusion of the meeting, the Company’s management will report on the performance of the Company in 2003 and respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only holders of record of shares of Common Stock as of the close of business on March 22, 2004, the record date fixed by the Board of Directors (the “Record Date”), will be entitled to receive notice of and to vote at the Annual Meeting.

As of the Record Date, there were 9,371,933 shares of Common Stock issued, outstanding and entitled to be voted at the Annual Meeting. These shares are held by approximately 5,300 stockholders of record. An additional 500,000 shares of Common Stock have been issued to a wholly owned subsidiary of the Company. These shares are neither voted nor counted for purposes of a quorum under applicable provisions of the Delaware General Corporation Law.

How do I vote?

As a holder of Common Stock, you are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record by you as of the Record Date. If you complete and properly sign the accompanying proxy card and return it to the Company (or vote by telephone or the Internet by following the instructions found on the accompanying proxy card) and if it is received in time and not revoked, it will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card at that time or vote in person. If your shares of Common Stock are held in “street name” and you wish to vote at the meeting, you must obtain a proxy card from the institution that holds your shares. If no instructions are indicated on a proxy card returned to the Company, the shares represented by that proxy will be voted “FOR” the election, as directors of the Company, of the four nominees named in this Proxy Statement and “FOR” the approval of the Senior Plan.

Can I revoke my vote after I return my proxy card?

Yes. After you have given a proxy, you may revoke it at any time prior to its exercise at the Annual Meeting by either (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date or (3) voting in person at the Annual Meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067, Attention: Joseph P. Henkes, Secretary.

Can I vote by telephone or electronically?

You may vote by telephone and on the Internet on each matter to be considered by the stockholders at the Annual Meeting.

Stockholders with shares registered directly with Mellon Investor Services LLC, the Company’s transfer agent, may vote by telephone by calling 1-800-435-6710 using a touch-tone phone and following the recorded instructions. Stockholders will be asked to provide the control number from the enclosed proxy card.

Stockholders with shares registered directly with Mellon Investor Services LLC, the Company’s transfer agent, may vote on the Internet by accessing http://www.eproxy.com/skp to complete an electronic proxy card. Stockholders will be asked to provide the control number from the enclosed proxy card.

If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you will be able to give voting instructions by telephone or electronically.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum to conduct business at the Annual Meeting. Proxies received but marked as abstentions and “broker non-votes” (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

What vote is required to approve each item?

Board of Directors.    A plurality of the votes cast by the holders of shares of Common Stock represented and entitled to vote at the Annual Meeting, at which a quorum must be present, is required for the election of the directors identified in this Proxy Statement. With respect to the election of directors, stockholders may (1) vote “for” all four nominees, (2) “withhold” authority to vote for all such nominees or (3) withhold authority to vote for any individual nominee or nominees but vote for all other nominees. Because directors are elected by a plurality of the votes cast, votes to withhold authority with respect to one or more nominees and any broker non-votes will have no effect on the outcome of the election.

Approval of Senior Plan.    The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the Senior Plan. Abstentions and broker non-votes will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes.

What are the Board’s Recommendations?

The Board’s recommendations are set forth together with a description of each proposal in this Proxy Statement. In summary, the Board recommends that you vote:

•	FOR election of the four directors named in this Proxy Statement to serve until the Annual Meeting of Stockholders in 2007 and until their successors are duly elected and qualified (see page 5); and
•	FOR approval of the Senior Plan (see page 19).

STOCK OWNERSHIP

What is the stock ownership of the Company’s directors, executive officers and largest beneficial owners?

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 22, 2004, by (i) each stockholder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee of the Company, (iii) the Chief Executive Officer and each additional executive officer named in the summary compensation table under “Executive Compensation” below and (iv) all directors, nominees and executive officers of the Company as a group. The Company believes that, except as otherwise noted, each individual named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual.

Name	Number of Shares Beneficially Owned (1)	Percent of Total
Berno, Gambal & Barbee, Inc. (2)	807,042	8.18%
Mitchell S. Karlan, M.D.	52,709	*
Donald J. Zuk	170,302	1.73%
Timothy C. Rivers	44,952	*
Robert B. Tschudy	47,636	*
Joseph P. Henkes	60,917	*
Willis T. King, Jr.	44,299	*
Louis H. Masotti, Ph.D.	5,334	*
Jack E. McCleary, M.D.	25,985	*
Charles B. McElwee, M.D.	28,239	*
Wendell L. Moseley, M.D.	29,469	*
Donald P. Newell	30,564	*
Harriet M. Opfell, M.D.	25,999	*
William A. Renert, M.D.	26,894	*
Henry L. Stoutz, M.D.	21,594	*
Reinhold A. Ullrich, M.D.	29,415	*
Ronald H. Wender, M.D.	12,000	*
All directors and executive officers as a group	632,977	6.41%

*	Less than 1%.

(1)	As to each person or group in the table, the table includes the following shares issuable upon exercise of options that are exercisable within 60 days from March 22, 2004: Mitchell S. Karlan, M.D., 14,999; Donald J. Zuk, 102,000; Timothy C. Rivers, 40,000; Robert B. Tschudy, 46,667; Joseph P. Henkes, 45,000; Willis T. King, Jr., 14,999; Louis H. Masotti, Ph.D., 5,334; Jack E. McCleary, M.D., 14,999; Charles B. McElwee, M.D., 14,999; Wendell L. Moseley, M.D., 14,999; Donald P. Newell, 18,000; Harriet M. Opfell, M.D., 14,999; William A. Renert, M.D., 14,999; Henry L. Stoutz, M.D., 14,999; Reinhold A. Ullrich, M.D., 14,999, Ronald H. Wender, M.D., 12,000.

(2)	Based solely upon information contained in a report on Schedule 13G dated February 13, 2004, filed with the Securities and Exchange Commission (the “SEC”) on behalf of Berno, Gambal & Barbee, Inc. (“BGB”) and its affiliates. According to this filing with the SEC, BGB has sole power to vote, dispose of or direct the disposition of all of these shares, and persons affiliated with BGB, Messrs. William S. Berno, Paul Gambal and Scott L. Barbee, also have beneficial ownership of these shares and each has shared power to vote, dispose of or direct the disposition of these shares. The business address of BGB and its affiliates is 1100 North Glebe Road, Suite 1040, Arlington, VA 22201.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. Four directors are to be elected at the Annual Meeting for full three-year terms expiring in 2007. The Board’s nominees are Mitchell S. Karlan, M.D., Jack E. McCleary, M.D., Wendell L. Moseley, M.D. and Donald P. Newell, all of whom are currently directors of the Company.

Drs. Karlan, McCleary and Moseley and Mr. Newell were elected at the 2001 Annual Meeting of Stockholders for a three-year term. The terms of the other nine directors continue after the Annual Meeting. Directors hold office until the Annual Meeting for the year in which their respective terms expire and until their successors are elected and qualified unless, prior to that time, they have resigned, retired, or otherwise left office.

All shares of Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, the proxies will be voted for the election of the four directors identified below. If any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

Set forth below is information regarding each nominee or director continuing in office, including a description of his or her positions and offices with the Company (other than as a director); a brief description of his or her principal occupation and business experience during at least the last five years; directorships presently held by him or her in certain other companies or associations; his or her age; and the date each director was first elected to the Board. The date of election for all of the current Directors other than Drs. Masotti and Wender and Messrs. Zuk, King and Newell represents the date he or she was first elected to the Board of Governors of the Southern California Physicians Insurance Exchange, the predecessor of the Company.

Nominees for Election as Directors to be Elected for a Term of Three Years

Ending at the Annual Meeting of Stockholders in 2007

Mitchell S. Karlan, M.D., 76, Chairman of the Board, has been a member of the Board since 1986. He has been a board-certified general surgeon in Los Angeles, California, for more than five years. Dr. Karlan is a past Chairman of the American Medical Association (“AMA”) Council on Scientific Affairs. He is a former President of the Los Angeles County Medical Association (“LACMA”), a former Chairman of LACMA’s Board of Trustees and a recent past member of the California Medical Association (“CMA”) Board of Trustees. Currently, he is Vice President of the Medical Board of California, and President of its Division of Licensing. He also is a director in the Breast Center/Cedars-Sinai Medical Center.

Jack E. McCleary, M.D., 76, Director, has been a member of the Board since 1982. He has been a board-certified dermatologist in Sherman Oaks, California, for more than five years prior to his retirement in 1997. He is a former CMA and LACMA President and Speaker of the CMA House of Delegates.

Wendell L. Moseley, M.D., 76, Director, has been a member of the Board since 1983. He has been a board-certified family practitioner in San Bernardino, California, for more than five years prior to his retirement in 1992. Dr. Moseley was named Teacher of the Year for 1995-1996 in the Department of Family Practice at Loma Linda University School of Medicine, and was a member of the school’s clinical faculty from 1991-2000. Dr. Moseley is a past President of the San Bernardino County Medical Society. Dr. Moseley served as a CMA delegate for 27 years.

Donald P. Newell, 66, Director, Senior Vice President and General Counsel. Mr. Newell has been Senior Vice President and General Counsel of the Company since 2001 and a member of the Board since 1997. Prior to joining the Company, he was a partner at the law firm of Latham & Watkins LLP in San Diego, California, for more than five years. Mr. Newell is also a director of Mercury General Corporation, a publicly traded insurance holding company.

The Board of Directors recommends a vote “FOR” the election of each of the four nominee directors named above.

Directors Whose Terms of Office Continue

Terms Expiring at 2005 Annual Meeting of Stockholders

Charles B. McElwee, M.D., 73, Director, has been a member of the Board since 1995. He has been a board-certified orthopedic surgeon in Covina, California, for more than five years, and is also affiliated with the University of Southern California School of Medicine. Dr. McElwee is a former President of LACMA, and a former Chairman of its Board of Trustees. Dr. McElwee is a former member of the Board of Trustees of the CMA, and is a past President of the California Orthopaedic Association.

William A. Renert, M.D., 64, Director, has been a member of the Board since 1990. He has been a board-certified radiologist in La Mesa, California, for more than five years. He is a past Chairman of the Board of Directors of Grossmont Hospital and a past President of the San Diego County Medical Society.

Henry L. Stoutz, M.D., 71, Director, has been a member of the Board since 1976. He has been a board-certified urologist in Ventura, California, for more than five years prior to his retirement in 1997. Dr. Stoutz is a former clinical instructor, Department of Urology, at the UCLA School of Medicine. He is Chairman of the Ventura County Medical Association Professional Liability Committee.

Ronald H. Wender, M.D., 57, Director, has been a member of the Board since 2001. He has been a board-certified anesthesiologist in Los Angeles, California, for more than 5 years. Currently, Dr. Wender is co-chair of the Department of Anesthesiology at Cedars-Sinai Medical Center in Los Angeles, and is a co-founder and co-managing partner of the General Anesthesia Specialist Partnership (GASP) Medical Group, also in Los Angeles. In addition, he is the director of anesthesia research and teaching programs at Cedars-Sinai. Dr. Wender is on the teaching faculty at UCLA, UC Irvine and Martin Luther King/Drew Medical Center. Also, he is a member of the Medical Board of California, and President of its Division of Medical Quality.

Donald J. Zuk, 67, Director, President and Chief Executive Officer, has been a member of the Board since 1997. Mr. Zuk became Chief Executive Officer of the Company’s predecessor in 1989. Prior to joining the Company, he served 22 years with Johnson & Higgins, insurance brokers. His last position there was Senior Vice President in charge of its Los Angeles Health Care operations, which included the operations of the Company’s predecessor. Mr. Zuk is a director of BCSI Holdings Inc., a privately held insurance company.

Terms Expiring at 2006 Annual Meeting of Stockholders

Willis T. King, Jr., 59, Director, has been a member of the Board since 1997. Mr. King retired as Chairman and Chief Executive Officer of Highlands Insurance Group, Inc., a property and casualty insurance company, in November 2001. Prior to his service with Highlands Insurance Group, he was a director and officer of J&H Marsh McLennan, insurance brokers, from March 1997 until April 1999. From 1986 to 1997, Mr. King served as Chairman and Chief Executive Officer of Willcox Incorporated Reinsurance Intermediaries. Currently, he serves as a director of Max Re Capital Ltd., a publicly traded company, and of BCSI Holdings Inc. and Homeowners Holding Company, both privately held insurance holding companies, and serves as Chairman of First Protective Insurance Company, a privately held insurance company.

Louis H. Masotti, Ph.D., 69, Director, has been a member of the Board since 2002. Dr. Masotti has been president of Louis H. Masotti, Ltd., a management, real estate and urban development consultancy since 1981. Dr. Masotti was a professor of management and urban development and director of the program in real estate management for the Graduate School of Management of the University of California at Irvine from 1992 to 1998. He is a professor emeritus of Northwestern University’s Kellogg Graduate School of Management.

Harriet M. Opfell, M.D., 79, Director, has been a member of the Board since 1981. She has been a board-certified pediatrician in Orange, California, and a clinical professor of pediatrics at the University of California at Irvine for more than five years prior to her retirement in 1995. Dr. Opfell is a former President of the Orange County Medical Association and previously served as Chief of the medical staff as well as medical director at Children’s Hospital of Orange County.

Reinhold A. Ullrich, M.D., 76, Director, has been a member of the Board since 1991. He has been a board-certified obstetrician and gynecologist in Torrance, California, for more than five years, and has been on the clinical faculty at the UCLA School of Medicine since 1954. Dr. Ullrich is a former President of LACMA, and is a past Chairman of its Board of Trustees. He served on the CMA Board of Trustees from 1989 to 1995, and was an alternate delegate to the AMA from 1990 to 1997.

Meetings and Committees of the Board of Directors

There were six meetings of the Company’s Board of Directors during the year ended December 31, 2003. During 2003, no incumbent director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which the Director serves. It is the Company’s policy to invite members of the Board of Directors to attend each Annual Meeting of Stockholders. All members of the Board attended the 2003 Annual Meeting and are expected to attend the 2004 Annual Meeting.

The Board of Directors has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Stock Option and Incentive Bonus Committee.

Executive Committee.    The Executive Committee operates pursuant to a written charter adopted by the Board of Directors. The Executive Committee has the authority to exercise all powers of the Board of Directors between meetings of the Board, except in cases where action of the entire Board is required by the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws or applicable law. The Executive Committee consists of four members, one of whom is required to be the Chairman of the Board of Directors. The members of the Executive Committee are Drs. Karlan (Chairman), McCleary and Moseley, and Mr. Zuk. The Executive Committee held 15 meetings in 2003.

Audit Committee.    The Audit Committee, established by the Board of Directors in accordance with requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, operates pursuant to a written charter adopted by the Board of Directors, a copy of which is attached hereto as Annex A. The Audit Committee selects and engages the Company’s independent auditors, reviews the scope of audit engagements, reviews comment letters of such auditors and management’s response thereto, approves professional services provided by such auditors, reviews the independence of such auditors, reviews any major accounting changes made or contemplated, considers the range of audit and non-audit fees, reviews the adequacy of the Company’s internal accounting controls and annually reviews its charter and submits recommended changes to the Board of Directors for its consideration. The Audit Committee consists of four members: Drs. Wender (Chairman), McCleary and Renert and Mr. King. The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the financial literacy requirements of the listing standards under the New York Stock Exchange (the “NYSE”), that each member of the Audit Committee meets the enhanced independence standards established by the Securities and Exchange Commission (“SEC”) and that Mr. King qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee held four meetings in 2003.

Compensation Committee.    The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee establishes remuneration levels for the Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents of the Company, reviews significant employee benefit programs and establishes, as it deems appropriate, and administers executive compensation programs, including bonus plans, certain equity-based programs, deferred compensation plans and any other such cash or stock incentive programs. The Chief Executive Officer of the Company establishes remuneration levels for other employees of the Company. The Compensation Committee consists of three members: Drs. Karlan (Chairman) and Moseley and Mr. King. The Board of Directors has determined that each member of the Compensation Committee is “independent” under the NYSE listing standards. The Compensation Committee held three meetings in 2003.

Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for nomination as directors of the Company, develops and recommends to the Board of Directors corporate governance principles applicable to the Company and oversees the evaluation of the Board of Directors and management of the Company. The Nominating/Corporate Governance Committee consists of three members: Drs. Masotti (Chairman), McCleary and Wender. The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” under the NYSE listing standards. The Nominating/Corporate Governance Committee held two meetings in 2003.

Stock Option and Incentive Bonus Committee.    The Stock Option and Incentive Bonus Committee operates pursuant to a written charter adopted by the Board of Directors. The Stock Option and Incentive Bonus Committee has responsibility to establish criteria and standards for incentive compensation awarded to senior executives of the Company, to administer the stock option program of the Company and to ensure compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. The Stock Option and Incentive Bonus Committee consists of three members, Drs. McCleary (Chairman), Opfell and Stoutz. The Stock Option and Incentive Bonus Committee held two meetings in 2003.

Director Independence

The Company’s Board of Directors currently consists of thirteen directors. The Board has determined that each of Drs. Karlan, Masotti, McCleary, McElwee, Moseley, Opfell, Renert, Stoutz, Ullrich and Wender and Mr. King has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is “independent” under the NYSE listing standards. In making its determination, the Board considered transactions and relationships between each director (and any member of his or her immediate family) and the Company and its subsidiaries and relationships between the directors or their affiliates and members of the Company’s senior management personnel and their affiliates.

Executive Sessions of Non-Management Directors

The Board holds regularly scheduled executive sessions of its non-management directors, and will at least annually schedule a meeting with only independent directors. In accordance with the Company’s corporate governance guidelines, Dr. Karlan, Chairman of the Board, will preside at these meetings as lead independent director. If Dr. Karlan is unable to participate, another non-management director designated by the remaining non-management directors will preside at these meetings.

Director Nomination Process

Director Qualifications.    The Nominating/Corporate Governance Committee has established certain criteria it considers as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (a) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another publicly held company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating/Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high-quality business and professional experience. In doing so the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Identification and Evaluation of Nominees for Directors.     The Board of Directors believes that, based on the Nominating/Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating/Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Nominating/Corporate Governance Committee not to accept unsolicited nominations from stockholders. In making its nominations, the Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the committee’s criteria for Board service are re-nominated. As to new candidates, the committee will generally poll the Board members and members of management for recommendations. The committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors. Historically, the Board of Directors has not relied on third-party search firms to identify director nominees. The Nominating/Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Each of the nominees for election as director at the 2004 Annual Meeting were elected at the Annual Meeting of Stockholders held in 2001 and are recommended by the Nominating/Corporate Governance Committee to stand for reelection.

Stockholder Communication with Directors

The Company believes that the Annual Meeting provides an opportunity each year for stockholders to communicate directly with our Board of Directors on appropriate matters. In addition, stockholders, at any time, may communicate in writing to the Board of Directors, or the non-management directors as a group, by sending such written communication to Attn: Chairman, Board of Directors, SCPIE Holdings Inc., P.O. Box 1059, Beverly Hills, CA 90213-1059.

Code of Business Conduct and Ethics

The Company has established a Code of Business Conduct and Ethics that applies to its officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and as a “code of business conduct and ethics” within the meaning of the NYSE listing standards.

Corporate Governance Documents

The Company’s corporate governance documents, including the Executive Committee Charter, Audit Committee Charter, Compensation Committee Charter, Nominating/Corporate Governance Committee Charter, Stock Option and Incentive Bonus Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available, free of charge, on the Company’s website at www.scpie.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. The Company will also provide copies of these documents, free of charge, to any stockholder upon written request to SCPIE Holdings Inc., 1888 Century Park East, Suite 800, Los Angeles, CA 90067, Attn: Chief Financial Officer.

Summary of Directors’ Compensation

Each non-employee director currently receives an annual retainer of $35,000. Each non-employee director is paid $2,500 per Board meeting. Fees to non-employee directors for participation on committees of the Board of Directors are $2,000 per meeting. The Chairman of the Executive Committee receives an additional annual retainer of $75,000. All non-employee directors are reimbursed for reasonable travel and other expenses incurred to attend meetings of the Board and committees thereof. Mr. Newell is treated as a non-employee Director for purposes of director compensation.

In addition, under The Amended and Restated 2003 Equity Participation Plan of the Company, as amended (the “2003 Plan”), each non-employee director of the Company receives stock option grants pursuant to a formula set forth in the 2003 Plan. Pursuant to such formula, any person who, during the term of the 2003 Plan is initially elected to the Board of Directors of the Company and is a non-employee director at the time of such initial election, automatically will be granted an option to purchase 5,000 shares of Common Stock at the fair market value on such date. In addition, during the term of the 2003 Plan, each non-employee director of the Company is granted an option to purchase 5,000 shares of Common Stock on the date of each Annual Meeting of Stockholders at the fair market value on such date. Each person who was a non-employee director of the Company on October 18, 2001, received a one-time grant of an option to purchase 15,000 shares of Common Stock at the fair market value on such date in lieu of the automatic grants such person would have received at the Annual Meetings of Stockholders in 2002, 2003 and 2004 under the terms of the 2003 Plan. Pursuant to a standing resolution of the Board of Directors, each non-employee director of the Company also is granted 2,000 shares of restricted Common Stock on the date of each Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information concerning the compensation of (1) the Company’s President and Chief Executive Officer and (2) the four other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”), for the years ended December 31, 2003, 2002 and 2001. During such time periods, the Named Executive Officers were compensated by SCPIE Management Company, which is a subsidiary of the Company and currently employs all executives of the Company and its subsidiaries.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name and Principal Position(s)	Year	Salary	Bonus		Other Annual Compensation (1)	Securities Underlying Options/SARs	All Other Compensation (2)
Donald J. Zuk President and Chief Executive Officer	2003 2002 2001	$642,381 593,327 581,062	$	— 50,000 —	$13,724 12,338 6,305	102,000 — 102,000	$184,558 23,250 20,650

Timothy C. Rivers Senior Vice President, Assumed Reinsurance	2003 2002 2001	$501,923 455,481 280,000	$	— — 68,671	— — —	— — 60,000	$49,700 14,000 11,900

Donald P. Newell Senior Vice President and General Counsel	2003 2002 2001	$350,000 350,000 350,000		— — —	— — —	— — 15,000	$10,500 10,500 10,500

Robert B. Tschudy(3) Senior Vice President and Chief Financial Officer	2003 2002	$300,000 190,962		— —	— —	60,000 40,000	$14,000 12,250

Joseph P. Henkes Senior Vice President, Operations and Actuarial Services and Secretary	2003 2002 2001	$277,269 273,120 270,000		— — —	— — —	45,000 — 45,000	$77,100 14,000 11,900

(1)	Other Annual Compensation for Mr. Zuk consists of payments for medical expenses that are in addition to those covered by the Company’s medical benefit plans.

(2)	All Other Compensation consists of Company contributions to the SMC Cash Accumulation Plan of SCPIE (the “401(k) Plan”) for each Named Executive Officer, expenses related to a vehicle provided to Mr. Zuk by the Company and payments made to Messrs. Zuk, Rivers and Henkes in connection with the Company’s tender offer for all outstanding stock options of the Company with exercise prices equal to or greater than $29.00 that was completed in December 2003.

(3)	Mr. Tschudy joined the Company on May 13, 2002. The salary amount for 2002 represents salary actually earned by Mr. Tschudy during 2002, based on an annual rate of $300,000.

Aggregated Option Exercises In Last Fiscal Year and FY-End Option Values

The following table sets forth information with respect to the exercisable and unexercisable options held by Named Executive Officers as of December 31, 2003.

Name	Shares Acquired on Exercise (1)	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year-End		Value of Unexercised In-The-Money Options At Fiscal Year-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald J. Zuk	—	—	68,000	136,000	—	$292,740
Timothy C. Rivers	—	—	40,000	20,000	—	—
Donald P. Newell	—	—	17,667	5,333	—	—
Robert B. Tschudy			13,333	86,667	—	172,200
Joseph P. Henkes	—	—	30,000	60,000	—	129,150

(1)	None of the Named Executive Officers exercised options during 2003.

Equity Compensation Plan Information

The following table sets forth information regarding all of the Company’s equity compensation plans as of December 31, 2003.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,147,167	$13.42	552,833
Equity compensation plans not approved by security holders (1)	—	—	—

Total	1,147,167	$13.42	552,833

(1)	The Company maintains no equity compensation plans not approved by security holders.

Senior Executive Incentive Bonus Plan

The Company’s Board of Directors adopted a Senior Executive Incentive Bonus Plan (the “Senior Plan”) on February 24, 1999, which was approved by the Company’s stockholders at the Annual Meeting of Stockholders held on May 13, 1999, pursuant to which designated executive officers of the Company are eligible to receive bonus payments. The Senior Plan is being re-submitted to the Company’s stockholders for consideration and approval at the Annual Meeting pursuant to the requirements of the Senior Plan and applicable law. See “PROPOSAL 2—APPROVAL OF SENIOR EXECUTIVE INCENTIVE BONUS PLAN” on page 19. The Senior Plan provides an incentive for senior executives to perform superior work, ties the goals and interests of such executives to those of the Company and its stockholders, and enables the Company to attract and retain highly qualified senior executives. The Company believes that the bonuses payable by the Company under the Senior Plan to its senior executives will be fully deductible for federal income tax purposes. As discussed under “Compensation Committee Report on Executive Compensation” below, Donald J. Zuk was the only participant for 2003.

Pension Benefits

The Company maintains a non-contributory defined benefit pension plan, the SCPIE Management Company Retirement Income Plan (the “Retirement Plan”). The Retirement Plan was suspended as to new participants and accrual of additional benefits effective as of December 31, 2000. The Retirement Plan provides each employee with a basic annual benefit at normal retirement (age 65) equal to 1.20% of the employee’s earnings for each year of service with the Company after 1989 (subject to legal limitations) and the employee’s benefit accrued under a prior plan maintained by the Company. Benefits under the Retirement Plan vest after five years of service.

The Company also maintains a supplemental executive retirement plan, as amended (the “SERP”), which enhances the benefits provided under the Retirement Plan to selected employees of the Company, including the Named Executive Officers. The SERP was amended to cease further benefit accruals with respect to certain employees of the Company as of December 31, 2000, and was further amended to suspend further benefit accruals and vesting for all remaining participants as of February 24, 2004. As of January 1, 2004, Messrs. Zuk and Henkes had accrued and vested aggregate annual benefits under the SERP and the Retirement Plan in the amount of $246,830 and $99,526, respectively.

The Southern California Physicians Insurance Exchange, the predecessor of the Company (the “Exchange”), maintained the SCPIE Retirement Plan for Outside Governors and Affiliated Directors (the “Board of Governors’ Retirement Plan”), a nonqualified supplemental retirement plan that provides a $12,000 annual retirement benefit for members of the Exchange’s Board of Governors and directors of affiliated entities who had at least five years of service as defined in the Board of Governors’ Retirement Plan. In connection with the Company’s initial public offering in 1997, the Exchange’s obligations under the Board of Governors’ Retirement Plan became the obligations of SCPIE Management Company, a subsidiary of the Company. Participation in the Board of Governors’ Retirement Plan was frozen on December 31, 1996. Any persons receiving benefits on that date continue to receive them. All other eligible persons under the Board of Governors’ Retirement Plan became 100% vested in the benefits accrued prior to that date and no additional benefits accrued after that date. No additional individuals, including directors of the Company or its subsidiaries, are eligible to participate in the Board of Governors’ Retirement Plan.

Employment Agreements

SCPIE Management Company has in effect an employment agreement with Mr. Zuk, which is guaranteed by the Company. Mr. Zuk’s employment agreement provides for a term expiring on December 31, 2007, at a current salary of $626,000 per annum, with annual increases indexed to increases in the Consumer Price Index for the preceding calendar year. This agreement also provides for payment of bonuses at the discretion of the Board of Directors of SCPIE Management Company, subject to the approval of the Company. In the event of termination of the agreement by SCPIE Management Company under certain circumstances prior to a change in control of SCPIE Holdings Inc., severance pay of up to two years’ salary is due. Mr. Zuk may also terminate the agreement at any time, with or without cause, upon 90 days’ written notice to SCPIE Management Company.

The Company has entered into an employment agreement with Mr. Newell relating to his employment as the Senior Vice President and General Counsel of the Company. Mr. Newell’s employment with the Company commenced on January 1, 2001, pursuant to the employment agreement. The employment agreement is terminable by either party and has been extended through December 31, 2004. A further extension, for one or more years, will be discussed between the Company and Mr. Newell no later than 60 days prior to the end of the extended term. The employment agreement provides for a current salary of $350,000, with $200,000 of such amount deferred by the Company, which accrues interest at a rate of 9% per annum, and is payable to Mr. Newell, together with accrued interest, in equal monthly installments over a 10-year period, commencing January 1, 2008. The employment agreement provides that Mr. Newell is not entitled to participate in the Company’s annual incentive bonus plan, but may be granted stock options by the Stock Option Committee and will be included in the Company’s standard employment benefits plans.

SCPIE Management Company has entered into an employment agreement with Mr. Rivers, which is guaranteed by the Company. Mr. Rivers’ agreement provides for a term expiring on April 30, 2005, at an annual salary of $500,000. The agreement also provides for payment of a bonus at the discretion of the Board of Directors of SCPIE Management Company, subject to the approval of the Company. The agreement may be terminated by the Company for Cause (as defined therein) or due to the disability of Mr. Rivers and will be automatically terminated upon his death.

Change of Control Severance Agreements

The Company has entered into Change of Control Severance Agreements with each of the Named Executive Officers other than Mr. Newell that will provide the officers certain benefits if their employment is terminated within a specified period after a change in control of the Company. The Change of Control Severance Agreements expire on December 31, 2007. On each January 1, the expiration date of each Change of Control Severance Agreement will be automatically extended for an additional one-year period, unless the Company notifies the officer party thereto that it does not wish to further extend the Change of Control Severance Agreement with such officer on or before September 30 of the prior year. Under the Change of Control Severance Agreements, if the officer’s employment is terminated by the Company other than for “cause” or “disability” (each, as defined in such Change of Control Severance Agreements) or the officer resigns with “good reason” (as defined in such Change of Control Severance Agreements) within two years following a change of control transaction involving the Company, the officer will be paid an amount equal to two times (three times for Mr. Zuk) such officer’s base salary and annual bonus plus the value of certain other benefits and payments forgone due to the termination and will continue to receive all employee benefits for two years (three years for Mr. Zuk) after the date of termination. In addition, any resignation by the officer during the 30-day period immediately following the first anniversary of a change of control is deemed to be for “good reason.” If it is determined that any payments made to an officer pursuant to a Change of Control Severance Agreement would subject such officer to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, under certain circumstances such officer will also be paid an additional amount sufficient to put such officer in the same tax position as he or she would have been in had no excise tax been imposed on such payment.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is principally administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee consists of three non-employee Directors, who are appointed by the Board.

Compensation Philosophy

The general philosophy of the Compensation Committee is to provide executive compensation programs, including salary, bonus and equity incentive programs, that will enhance the profitability of the Company and its stockholder value by aligning the financial interests of the Company’s executives with those of its stockholders. The Compensation Committee is responsible for the formulation of appropriate compensation plans and incentives for executives of the Company, the recommendation of such plans and incentives to the Board of Directors for its consideration and adoption, the award of equity incentives and the ongoing administration of various compensation programs as may be authorized or directed by the Board. The Compensation Committee also has specific responsibility for the compensation of the Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents. The Chief Executive Officer establishes compensation levels for executives other than the aforementioned senior officers in accordance with the policies established by the Compensation Committee.

The overall goal of the Compensation Committee is to ensure that compensation policies are consistent with the Company’s strategic business objectives and provide incentives for the attainment of these objectives. The compensation program includes three components:

•	Base salary, which is intended to provide a stable annual salary at a level consistent with individual contributions.

•	Variable pay, which links bonus and other short-term incentives to the performance of the Company and the individual executive.

•	Stock ownership and similar long-term incentives, which encourage actions to maximize stockholder value.

Another goal of the Compensation Committee is to ensure that the Chief Executive Officer and other executives are compensated in a manner that is consistent with the Company’s compensation strategy, that is competitive with other companies in the industry and that is equitable within the Company. The Compensation Committee believes that compensation programs must be structured to attract and retain talented executives.

Base Salary

It is the Compensation Committee’s policy to position base executive salaries annually at levels that are competitive within the industry, with consideration for industry standards, the performance of the Company, individual performance and scope of responsibility in relation to other officers and key executives within the Company. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered.

For 2003, the Compensation Committee and the Chief Executive Officer increased salaries early in the year for only two executives (including one senior officer) based largely on the performance of the Company during 2002. Most other officers received increases during 2003 ranging from 2.1% to 20.0%. These increases averaged approximately 4.7%. The majority of these officers received no salary increase in 2002.

Based on the continued unprofitable results of the Company’s performance for 2003, the Compensation Committee determined that there would be no increase in the 2004 base salaries of the Chief Executive Officer and three of the seven Senior Vice Presidents. Three Senior Vice Presidents received increases in base salary ranging from 6.4% to 10.5%, with an average increase of 8.2%. These increases reflected the extraordinary effort put forth by these executives during a difficult period, and in two cases represented their first increases since joining the Company in 2001 and 2002. The Chief Executive Officer continued to receive the annual cost of living increase under his employment contract with the Company.

Annual Incentive Bonuses

The Company has adopted an Annual Incentive Plan for the payment of cash bonuses based on a combination of Company performance in relation to predetermined objectives and individual executive performance for each year under the plan. In recent years, the Company experienced severe competition and negative results, particularly in its healthcare liability insurance operations outside the State of California. The Compensation Committee did not adopt formal performance standards for the years 2001 through 2003. Rather, it determined to make its own evaluation of individual performance in conjunction with the performance of the Company and its divisions. Based on this evaluation, the Compensation Committee determined that no bonuses for 2003 would be paid to any senior officer of the Company or any vice president of a subsidiary.

For 2004, the Compensation Committee will continue the evaluation procedures followed for 2003.

Long-Term Incentives

The Compensation Committee is committed to a long-term incentive program for executives, which will encourage participants to promote the long-term growth of the Company. The Compensation Committee believes that management employees should be rewarded with a proprietary interest in the Company for continued outstanding long-term performance and to attract, motivate and retain qualified and capable executives.

In November 1997, the Board of Directors adopted The 1997 Equity Participation Plan of the Company (the “Plan”), which was approved by stockholders at the 1998 Annual Meeting. In October 2001, the Board of Directors adopted an amendment and restatement of the Plan, which was approved by the stockholders at the 2002 Annual Meeting. The Plan was further amended and restated in 2003 to allow directors to receive grants of restricted stock. Under the Plan, the governing committee of the Board of Directors may grant, at its discretion, awards to participants in the form of non-qualified stock options, incentive stock options, a combination thereof or other equity incentives. The maximum number of shares available for grant under the Plan is 1,700,000. The Board of Directors has formed the Stock Option and Incentive Bonus Committee (the “Bonus Committee”) to administer, among other things, the grant of options under the Plan. The Bonus Committee was comprised of two outside directors during 2003.

The Bonus Committee, the Compensation Committee and the Board of Directors are all of the view that it is important to provide equity incentives to the Company’s officers during periods in which cash bonuses are limited due to disappointing operating results. They believe that a high level of executive motivation and future performance can be maintained through such equity incentives as option grants. During 2003, the Bonus Committee granted options to the executives of the Company to purchase an aggregate of 345,000 shares of Common Stock. These options were granted at the exercise price equal to the fair market value of the Common Stock on the date of grant, and become exercisable in three cumulative annual installments commencing one year after the date of grant.

The Bonus Committee also granted stock appreciation rights covering an aggregate of 80,500 rights to vice presidents of the Company’s subsidiaries. The rights were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, and become exercisable on the same installment terms as stock option grants. If exercised, the appreciation is paid in cash. No Common Stock is issued.

The Bonus Committee expects to consider additional option grants or other equity incentives to executives during 2004.

In November 2003, the Bonus Committee and the Board of Directors authorized the Company to effect a tender offer for outstanding stock options of the Company with exercise prices equal to or greater than $29.00. The Company offered to purchase the stock options for $1.00 per share of Common Stock subject to such options. The Company purchased 315,000 options held by senior officers of the Company. The purpose of the tender offer was to increase the number of shares available under the Plan to award future equity incentives.

Compensation of Chief Executive Officer

Mr. Zuk’s base salary is set by the terms of his employment agreement with the Company, which has been in effect for a number of years and is currently scheduled to terminate on December 31, 2007. Under the terms of his employment agreement, Mr. Zuk’s base annual salary is adjusted annually to reflect increases in the cost of living index. During 2003, the base annual salary was $615,000, which, as stated above, was not increased by the Board or the Compensation Committee for 2004, but was automatically increased to $626,000 as a result of increases in the cost of living index during the year.

Mr. Zuk is eligible to participate in all of the Company’s annual and long-term incentive programs. Mr. Zuk is the only officer who was covered by the Senior Plan during 2003. Based on the Company’s performance, Mr. Zuk received no bonus under the Senior Plan for 2003.

Internal Revenue Code Section 162(m)

The Bonus Committee has considered the potential impact of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the corporation and that meets certain other technical requirements. To appropriately recognize the contribution of the Company’s executive officers to the Company and its stockholders and to exempt bonuses paid to such officers from the $1 million limit of Section 162(m), in 1999, the Compensation Committee adopted the Senior Plan, a performance-based incentive bonus plan, which was approved by the stockholders at the 1999 Annual Meeting of the Company. The Senior Plan applies in lieu of the annual incentive bonuses discussed above for executive officers covered by the Annual Incentive Plan. The only officer covered by the Senior Plan in 2003 was Mr. Zuk. The Compensation Committee believes that the Plan, as administered by the Bonus Committee, and the Senior Plan qualify as “performance based” under Section 162(m). Pursuant to its terms, the Senior Plan is required to be approved by the Company’s stockholders at least every five years and is being submitted to the stockholders for approval at the 2004 Annual Meeting.

February 26, 2004

COMPENSATION COMMITTEE

Mitchell S. Karlan, M.D. (Chairman)

Willis T. King, Jr.

Wendell L. Moseley, M.D.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on the shares of Common Stock of the Company for the period from December 31, 1998, through December 31, 2003, with the cumulative total return on the Standard and Poor’s 500 Index (the “S&P 500 Index”) and the SNL All Property & Casualty Insurance Index (the “SNL Index”) over the same period (assuming the investment of $100 in the Company’s Common Stock, the S&P 500 Index and the SNL Index on December 31, 1998, and the reinvestment of all dividends).

Total Return Performance

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
SCPIE Holdings Inc.	$100.00	107.09	80.10	101.03	24.14	33.90
S&P 500	100.00	121.11	110.34	97.32	75.75	97.51
SNL All Property & Casualty Insurance Index	100.00	74.35	106.63	106.40	99.80	123.48

PROPOSAL 2

APPROVAL OF SENIOR EXECUTIVE INCENTIVE BONUS PLAN

The following description of the Senior Plan is qualified in its entirety by reference to the Senior Plan itself, a copy of which is attached hereto as Annex B. Copies of the Senior Plan can also be obtained by making a written request to the Company’s Secretary.

General

The Company’s Board of Directors adopted the Senior Plan on February 24, 1999. The Company’s stockholders originally approved the Senior Plan at the Annual Meeting of Stockholders held on May 13, 1999. The Senior Plan is an annual bonus plan under which designated executive officers of the Company (“Covered Executives”) are eligible to receive bonus payments. The Senior Plan is intended to provide an incentive for superior work, to motivate Covered Executives toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified senior executives. The Senior Plan requires stockholder approval every five years to continue to pay any bonuses thereunder. The Senior Plan is being submitted to the Company’s stockholders for approval so that bonuses payable by the Company to its senior executives are fully deductible for federal income tax purposes. If the Senior Plan is not approved by the Company’s stockholders, no bonuses will be paid under the Senior Plan. In such an event, the Board of Directors may consider other alternatives to attract, retain and appropriately incentivize highly qualified senior executive officers.

Administration

The Senior Plan is administered by the Stock Option and Incentive Bonus Committee, consisting of at least two members of the Company’s Board of Directors who qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretations promulgated thereunder. The Stock Option and Incentive Bonus Committee has the sole discretion and authority to administer and interpret the Senior Plan and to designate from time to time the Covered Executives.

Bonus Determinations

A Covered Executive may receive a bonus payment based upon the attainment of performance objectives established by the Compensation Committee and related to one or more of the following corporate performance goals (the “Performance Goals”):

•	the Company’s underwriting results,

•	net premiums written,

•	pre-tax income,

•	operating income,

•	cash flow,

•	earnings per share,

•	return on equity,

•	return on invested capital or assets,

•	funds from operations,

•	appreciation in the fair market value of the Company’s stock, or

•	earnings before any one or more of the following items—interest, taxes, depreciation or amortization, or savings or cost reductions.

The Senior Plan is designed to ensure that annual bonuses paid thereunder to Covered Executives of the Company are deductible by the Company, without limit under Section 162(m) of the Code. Section 162(m) places a limit of $1 million on the amount of compensation that may be deducted by the Company in any taxable year with respect to each “covered employee,” within the meaning of Section 162(m) (generally the Named Executive Officers in the Summary Compensation Table). However, qualified performance-based compensation is not subject to the deduction limit. The Senior Plan is designed to provide this type of qualified performance-based compensation to Covered Executives.

Bonuses paid to Covered Executives will be based upon bonus formulas that tie the bonuses to one or more objective performance standards. Bonus formulas for Covered Executives will be adopted in each performance period by the Stock Option and Incentive Bonus Committee no later than the latest time permitted by Code Section 162(m), generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period. No bonuses will be paid to Covered Executives unless and until the Stock Option and Incentive Bonus Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Section 162(m) of the Code; and, although the Stock Option and Incentive Bonus Committee may in its sole discretion reduce a bonus payable to a Covered Executive, the Stock Option and Incentive Bonus Committee has no discretion to increase the amount of a Covered Executive’s bonus under the Senior Plan.

The effective date of the Senior Plan was January 1, 1999. The Stock Option and Incentive Bonus Committee has designated the Company’s Chief Executive Officer as a Covered Executive for the performance period beginning January 1, 2004.

Amendment

The Senior Plan may be amended or terminated by the Company at any time in its sole discretion. Amendments to the Senior Plan will require stockholder approval only to the extent required by Section 162(m) of the Code.

New Plan Benefits

It is presently not determinable what benefits or amounts will be received by or allocated to the Company’s executive officers under the Senior Plan. The only participant in the Senior Plan during 2003 was Mr. Zuk. Mr. Zuk received no bonus under the Senior Plan in 2003. For 2004, Mr. Zuk will continue to be the only participant in the Senior Plan.

Reasons for Approval of the Senior Plan

The Board believes the Senior Plan will provide an incentive for superior work and motivate Covered Executives toward higher achievement and business results. The Board also believes the Senior Plan will further tie the Covered Executives’ goals and interests to those of the Company and its stockholders, and will enable the Company to attract and retain highly qualified senior executives. Payment of bonuses under the Senior Plan will also provide for their deductibility under the Code without regard to Section 162(m) thereof.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the approval of the Senior Plan.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is composed of independent directors as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2003, with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Submitted on March 28, 2004, by the members of the Audit Committee of the Company’s Board of Directors.

Ronald H. Wender, M.D. (Chairman)

Willis T. King, Jr.

Jack E. McCleary, M.D.

William A. Renert, M.D.

Principal Accountant Fees and Services

The aggregate fees billed to the Company by Ernst & Young LLP, the Company’s principal accountants, for the fiscal years ended December 31, 2002, and 2003, are as follows:

	2002	2003
Audit Fees	$440,500	$390,500	(1)
Audit-Related Fees	85,300	32,000	(2)
Tax Fees	139,000	153,000	(3)
All Other Fees	—	47,000	(4)

(1)	Audit Fees consist of the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and Annual Report to Stockholders, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Audit-Related Fees consist of fees for assurance and related services performed by the Company’s independent accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements, including employee benefit plan audits; due diligence related to mergers and acquisitions; and consulting on financial accounting/reporting standards.

(3)	Tax Fees consist of the aggregate fees billed for professional services for tax compliance, tax advice, and tax planning, including preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from audit-related items.

(4)	All Other Fees consist of other permissible work performed by the Company’s independent accountant that does not meet with the above category descriptions.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of the Company’s auditors.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Auditors

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 13, 1999, the Board of Directors adopted a stock purchase plan for directors and senior executives, under which the Company offered to sell to each director and senior executive up to 10,000 shares of the Common Stock at a price of $27.94 per share, which was the closing price on the New York Stock Exchange on that date. Under the plan, the Company offered to extend loans, up to a maximum of $280,000 for each participant, to enable the participants to purchase the shares. Each loan is for a term of 10 years, and bears interest at the applicable federal rate for May 1999 for a 10-year loan (5.85%). Interest is payable annually. Each of the directors and senior executives participated in the plan. Amounts outstanding under the loans as of December 31, 2003, are as follows: $279,375 by Messrs. Zuk, Henkes and Newell and Drs. Karlan, McElwee, Moseley, Opfell, Renert and Ullrich; $139,688 by Dr. Stoutz; and $100,000 by Dr. McCleary. The purpose of the plan was to encourage greater stock ownership in the Company by the directors and senior management.

On November 18, 2003, the Company commenced a tender offer for all outstanding stock options of the Company with exercise prices equal to or greater than $29.00. The Company offered to purchase the stock options at the purchase price of $1.00 per share of Common Stock subject to such options. The tender offer expired on December 18, 2003. In the tender offer, the Company purchased an aggregate of 417,200 eligible stock options, including stock options held by the Company’s executive officers, other than Mr. Newell. The Company paid an aggregate purchase price of $417,200 to employees in exchange for the tendered options, including $158,800 to Mr. Zuk, $63,100 to Mr. Henkes and $35,700 to Mr. Rivers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act generally requires the Company’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 2003 fiscal year, which came to the Company’s attention based on a review of the applicable filings required by the SEC. Based solely on a review of copies of the reports furnished to the Company by its officers, directors and security holders and their written representations that such reports accurately reflect all reportable transactions and holdings and that no other reports were required, the Company believes that all of its directors, officers and persons owning more than 10% of the Common Stock have complied with the reporting requirements of Section 16(a), except that the acquisition of 100 shares of Common Stock in 2000 and the sale of 85 shares of Common Stock in 2002 by Reinhold A. Ullrich, M.D. were reported on Form 4 in March 2004.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals that stockholders intend to present at the next Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by December 13, 2004, to be eligible for inclusion in the proxy material of that meeting. Proposals and nominations submitted outside the processes of Rule 14a-8 must be received by January 20, 2005, to be timely.

OTHER INFORMATION

Proxy Solicitation

Officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services that will be performed in addition to their regular duties. The Company has also retained MacKenzie Partners, Inc. to assist in soliciting proxies. The solicitor’s fee is estimated at $4,500 plus expenses, depending upon the extent of the solicitor’s activities. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. The Company will pay the cost of all proxy solicitation.

Miscellaneous

The Company’s management knows of no other matters that are to be brought before the Annual Meeting. If any other matters come properly before the Annual Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

Upon the written request of any person whose proxy is solicited by this Proxy Statement, the Company will furnish to such person without charge (other than for exhibits) a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, including financial statements and schedules thereto, as filed with the SEC. Requests may be made to SCPIE Holdings Inc., 1888 Century Park East, Suite 800, Los Angeles, California 90067, Attention: Robert B. Tschudy.

By order of the Board of Directors,

Joseph P. Henkes

Secretary

1888 Century Park East

Los Angeles, California 90067

April 9, 2004

Annex A

AUDIT COMMITTEE CHARTER

Audit Committee

of the Board of Directors of

SCPIE HOLDINGS INC.

This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of SCPIE Holdings Inc. (the “Company”) on February 26, 2004.

1. Purpose

The purpose of the Audit Committee (the “Committee”) of the Board is to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s Bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

2. Membership

The Committee shall be composed of four members of the Board. Each Committee member shall be financially literate as determined by the Board in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Committee. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have accounting or related financial management expertise as determined by the Board in its business judgment. In addition, either (1) at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the SEC or (2) the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.”

Each Committee member shall satisfy the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3(b)(1). No Committee member may simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board. Subject to the requirements of the New York Stock Exchange, the Board may from time to time change the number of members of the Committee.

3. Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s Bylaws that are applicable to the Committee or the Company’s Corporate Governance Guidelines.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor.

The Committee shall cause to be prepared and shall maintain minutes of Committee meetings.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be desirable or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

4. Powers and Responsibilities

Interaction with the Independent Auditor

(A)  Appointment and Oversight.    The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

(B)  Pre-Approval of Services.    Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

(C)  Independence of Independent Auditor.    The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel who are providing audit services to the Company. In conducting its review:

(i)  The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

(ii)  The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

(iii)  The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iv)  The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

(v)  The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit

(D)  Meetings with Management, the Independent Auditor and the Internal Auditor.

(i)  The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii)  The Committee shall review and discuss with management and the independent auditor: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

(iii)  The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(E)  Separate Meetings with the Independent Auditor.

(i)  The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are: (a) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (b) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (c) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

(ii)  The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (a) all accounting policies and practices to be used that the independent auditor identifies as critical; (b) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

(iii)  The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

(F)  Recommendation to Include Financial Statements in Annual Report.    The Committee shall, based on the review and discussions in paragraphs (D)(iii) and (E)(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph (C)(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

(G)  Meetings with Management, the Independent Auditor and the Internal Auditor.    The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Internal Audit

(H)  Appointment.    The Committee shall review the appointment and replacement of the internal auditor.

(I)  Separate Meetings with the Internal Auditor.    The Committee shall meet periodically with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant audit committee attention. The Committee shall discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

Other Powers and Responsibilities

(J)  The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

(K)  The Committee shall discuss with management and the independent auditor any related-party transactions brought to the Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

(L)  The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

(M)  The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

(N)  The Committee shall request assurances from management, the independent auditor and the Company’s internal auditors that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

(O)  The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

(P)  The Committee shall set clear Company hiring policies for employees or former employees of the Company’s independent auditor.

(Q)  The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

(R)  The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

(S)  The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

(T)  The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

(U)  The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

5. Funding for Approved Services

The Company shall provide for appropriate funding, as determined by the Committee, for (1) payment of fees to and expenses of the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, (2) payment of fees or compensation and expenses of the internal auditor, (3) payment of compensation to any advisors employed by the Committee and (4) payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Annex B

SCPIE HOLDINGS INC. SENIOR EXECUTIVE INCENTIVE BONUS PLAN

1. Purpose

This Senior Executive Incentive Bonus Plan (the “Senior Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of SCPIE Holdings Inc. (“SCPIE Holdings,” and together with its subsidiaries, the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Senior Plan is for the benefit of Covered Executives (as defined below). The Senior Plan is designed to ensure the bonuses paid hereunder to Covered Executives are deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and interpretations promulgated thereunder.

2. Covered Executives

From time to time, the Bonus Committee (as described below) may select certain key executives who are or who at some future date may be “covered employees” as defined in Section 162(m)(3) of the Code (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3. The Bonus Committee

The “Bonus Committee” shall be appointed by the Board of Directors of SCPIE Holdings (the “Board”) and shall consist of at least two members of the Board who shall qualify as “outside directors” under Section 162(m) of the Code. Initially, the Stock Option and Incentive Bonus Committee of the Board shall constitute the Bonus Committee. The Bonus Committee shall have the sole discretion and authority to administer and interpret the Senior Plan.

4. Bonus Determinations

A Covered Executive may receive a bonus payment under the Senior Plan based upon the attainment of performance objectives which are established by the Bonus Committee and relate to one or more of the following corporate business criteria (the “Performance Goals”): the Company’s underwriting results, net premiums written, net premiums earned, investment income, miscellaneous revenue, pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, funds from operations, cost reductions and savings, appreciation in the fair market value of the Company’s stock, or earnings before any one or more of the following items: interest, taxes, depreciation or amortization.

Any bonuses paid to Covered Executives under the Senior Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more objective performance objectives relating to the Performance Goals. Bonus formulas for Covered Executives shall be adopted in each performance period by the Bonus Committee no later than the latest time permitted by Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period). No bonuses shall be paid to Covered Executives unless and until the Bonus Committee makes a certification in writing with respect to the attainment of the performance objectives as required by Section 162(m) of the Code. Although the Bonus Committee may in its sole discretion reduce a bonus payable to a Covered Executive pursuant to the applicable bonus formula, the Bonus Committee shall have no discretion to increase the amount of a Covered Executive’s bonus as determined under the applicable bonus formula.

The maximum bonus payable to a Covered Executive under the Senior Plan shall not exceed $1,000,000 with respect to any fiscal year of the Company.

B-1

The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the performance period, provided, however, that the Bonus Committee may make exceptions to this requirement, in its sole discretion, in the case of a Covered Executive’s retirement, death or disability.

5. Amendment and Termination

SCPIE Holdings reserves the right to amend or terminate the Senior Plan at any time in its sole discretion. Any amendments to the Senior Plan shall require stockholder approval only to the extent required by Section 162(m) of the Code.

6. Stockholder Approval

No bonuses shall be paid under the Senior Plan unless and until the stockholders of SCPIE Holdings shall have approved the Senior Plan and the Performance Goals as required by Section 162(m) of the Code. So long as the Senior Plan shall not have been previously terminated by SCPIE Holdings, it shall be resubmitted for approval by the stockholders of SCPIE Holdings in the fifth year after it shall have first been approved by the stockholders of SCPIE Holdings, and every fifth year thereafter. In addition, the Senior Plan shall be resubmitted to the stockholders of SCPIE Holdings for approval if it is amended in any way which changes the material terms of the Senior Plan’s performance goals, including materially modifying the Performance Goals, increasing the maximum bonus payable under the Senior Plan, or changing the Senior Plan’s eligibility requirements.

B-2

The Board of Directors of SCPIE Holdings Inc. recommends that you vote FOR Proposals 1 and 2.

Mark Here for Address Change or Comments	☐

PROPOSAL 1:	Nominees:
Election of Directors	01 Mitchell S. Karlan, M.D. 02 Jack E. McCleary, M.D. 03 Wendell L. Moseley, M.D. 04 Donald P. Newell

FOR all nominees listed above (except as marked to the contrary)	☐
WITHHOLD AUTHORITY to vote for all nominees listed above*	☐
EXCEPTIONS	☐

*INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

PROPOSAL 2: To approve the SCPIE Holdings Inc. Senior Executive Incentive Bonus Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Important: Please sign exactly as your name appears to the left. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name, by an authorized person. Each joint tenant should sign.

Dated:                                                                                                                                                                                                    , 2004

Signature of stockholder

Signature if held jointly

Please mark, date, sign and mail this proxy card promptly,

using the enclosed envelope.

Δ FOLD AND DETACH HERE Δ

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and Telephone voting are available through 11:59 p.m., Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, dated, signed and returned your proxy card.

Internet http://www.eproxy.com/skp Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, date and sign your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

SCPIE HOLDINGS INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 20, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SCPIE HOLDINGS INC.

The undersigned Stockholder(s) of SCPIE HOLDINGS INC. (the “Company”) hereby constitutes and appoints Mitchell S. Karlan, M.D., Wendell L. Moseley, M.D., and Donald J. Zuk, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California 90067, on May 20, 2004, at 3:00 p.m., Pacific Time, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company that the undersigned may be entitled to vote, and with all the powers that the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all the nominees listed and FOR Proposal 2.

The undersigned revokes any prior proxy for such meeting and ratifies all said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

(Please mark, date and sign on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ